                                                                    EXHIBIT 99.2




                  CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
                   PREFERENCES, AND RELATIVE, PARTICIPATING,
                      OPTIONAL OR OTHER SPECIAL RIGHTS OF
                  SERIES F SENIOR CONVERTIBLE PREFERRED STOCK

                               TABLE OF CONTENTS

                                                                                                                     PAGE
         1.      Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         2.      Ranking of the Series F Senior Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         3.      Dividends; Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.1      Dividend Payment Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.2      Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 3.3      Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         4.      Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         5.      Voting Rights of Series F Senior Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 5.1      Special Rights in Electing Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 5.2      Class Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         6.      Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.1      Right of Holder to Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.2      Mechanics of Conversion by Holder . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.3      Mandatory Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.4      Adjustments to Conversion Price for Diluting Issues
                          or Other Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 6.5      No Impairment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.6      Certificate as to Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 6.7      Notices of Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         7.      Covenants of Greenbriar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.1      Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.2      Greenbriar Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 7.3      Cash Reserves after a Special Asset Sale Trigger  . . . . . . . . . . . . . . . . . . . . .  20

         8.      Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 8.1      Notice of Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 8.2      Dividends During Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 8.3      Election of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.4      Put Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 8.5      Special Asset Sale Trigger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 8.6      Change in Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 8.7      Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         9.      No Reissuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      (i)

                             GREENBRIAR CORPORATION

                  Certificate of Voting Powers, Designations,
                   Preferences, and Relative, Participating,
                      Optional or Other Special Rights of
                  Series F Senior Convertible Preferred Stock

         We, Floyd B. Rhoades, President, and Robert L. Griffis, Secretary, of Greenbriar ("Greenbriar"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, in accordance with the provisions of Section
78.1955 of the Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of Greenbriar, said Board of Directors, at a meeting of the Board of Directors held pursuant to Chapter 78 of the Nevada Revised Statutes, duly adopted a resolution providing for the issuance of one million four hundred thousand (1,400,000) shares of a new series of preferred stock designated as Series F Senior Convertible Preferred Stock (the "Series F Senior Preferred Stock"), which resolution is as follows:

         RESOLVED, that pursuant to the Articles of Incorporation of Greenbriar, there be and hereby is authorized and created a series of preferred stock, to consist of 1,400,000 shares with a par value of $0.10 per share and a stated value of $10.00 per share and that the voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series F Senior Preferred Stock and the qualifications, limitations or restrictions thereof be as follows:

         1.               Certain Definitions.

         The following terms shall have the following meanings:

         "1996 Form 10-K" means Greenbriar's Annual Report on Form 10-KSB for the year ended December 31, 1996.

         "5-day Average Price" per share of common stock, for purposes of any provision herein at the date specified in such provision, means the average closing price of such common stock on the American Stock Exchange, New York Stock Exchange or Nasdaq National Market over the 5-trading day period immediately prior to such date.

         "20-day Average Price" per share of common stock, for purposes of any provision herein at the date specified in such provision, means the average closing price of such common stock on the American Stock Exchange, New York Stock Exchange or Nasdaq National Market over the 20-trading day period immediately prior to such date.

         "Act" means the Securities Act of 1933, as amended.

         "Additional Shares of Greenbriar Nonpreferred Stock" means all shares of Greenbriar Nonpreferred Stock issued by Greenbriar after the Closing Date other than (i) any shares of Greenbriar Common Stock issued pursuant to options, rights or warrants to purchase Greenbriar Common Stock issued pursuant to the Stock Option Plans; provided that (a) such issuances do not exceed in the aggregate 500,000 shares and (b) the exercise price under such options, rights and warrants shall be payable in cash and shall be not less than the greater of the Conversion Price or the Fair Market Price on the date of issuance of the option, right or warrant, (ii) shares of Greenbriar Common Stock, either sold to employees of Greenbriar or contributed as a matching contribution at a price not less than the then current Fair Market Price pursuant to Greenbriar's 401(k) plan, (iii) any shares of Greenbriar Common Stock issued to James R. Gilley pursuant to an option he currently holds to purchase 400,000 shares, and, pursuant to his employment agreement with Greenbriar, any shares of Greenbriar Common Stock issued pursuant to options he will receive for 200,000 shares on December 31, 1997, 1998 and 1999, (iv) any shares of Greenbriar Common Stock issued to the April Trust pursuant to a warrant to purchase 108,000 shares, (v) any shares of Greenbriar Common Stock issued to the April Trust pursuant to a right to convert Greenbriar Series D Preferred Stock into 337,500 shares, (vi) any shares of Greenbriar Common Stock issued to Lone Star pursuant to a right to convert Greenbriar Series F Senior Preferred Stock and Series G Senior Non-Voting Preferred Stock, and (vii) any shares of Greenbriar Common Stock exchanged with investors in the Syndication Program.

         "Affiliate" has the meaning set forth in the Purchase Agreement.

         "Asset Sale Repurchase Notice" has the meaning set forth in Section
8.5.

         "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York are authorized or required by law to be closed.

         "Certificate of Designation" means this Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of Series F Senior Preferred Stock.

         "Change in Management" has the meaning set forth in Section 8.6.

         "Change in Management Repurchase Notice" has the meaning set forth in
Section 8.6.

         "Change in Management Repurchase Shares" has the meaning set forth in
Section 8.6.

         "Change of Control of Greenbriar" means, with respect to Greenbriar, the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or after the passage of time, directly or indirectly) of more than 40% of the Voting Stock of Greenbriar; or (ii) individuals who at the date hereof constituted the Board of Directors of Greenbriar (together with any new directors whose election by such Board or whose nomination for election by the stockholders of Greenbriar was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, other than pursuant to the provisions of this Certificate of

Designation or the Purchase Agreement; provided, however, a Sale of Greenbriar is not considered a Change of Control of Greenbriar.

         "Closing Date" means the date of the closing of the first sale of the Series F Senior Preferred Stock.

         "Commission" means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Act.

         "Computation Date" means:

                 (i) with respect to Section 6.4(c), the earlier of (a) the date on which Greenbriar shall enter into a firm contract for the issuance of Additional Shares of Greenbriar Nonpreferred Stock or (b) the date of actual issuance of Additional Shares of Greenbriar Nonpreferred Stock; provided, that with respect to Section 6.4(c), the Computation Date in connection with an acquisition by Greenbriar using common stock as all or a part of the consideration shall mean the effective date of issuance of Additional Shares of Greenbriar Nonpreferred Stock;

                 (ii) with respect to Section 6.4(d), the earliest to occur of (a) the date on which Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive any warrants, options or other rights, (b) the date on which Greenbriar shall enter into a firm contract for the issuance of warrants, options or other rights and (c) the date of actual issuance of warrants, options or other rights; and

                 (iii) with respect to Section 6.4(e), the earliest of (a) the date on which Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive any Greenbriar Convertible Securities, (b) the date on which Greenbriar shall enter into a firm contract for the issuance of Greenbriar Convertible Securities and (c) the date of actual issuance of Greenbriar Convertible Securities.

         "Conversion Price" initially means $17.50 and shall be adjusted and readjusted from time to time as provided in Section 6.

         "Default Date" has the meaning set forth in Section 8.2.

         "Event of Default" means the occurrence of any of the following:

                 (i) Greenbriar shall fail to comply with any of the covenants in Section 6 of the Purchase Agreement; provided, that in the case of the covenants contained in Sections 6.4-6.18 and 6.24-6.27 of the Purchase Agreement, failure to comply shall not be considered an Event of Default if such failure is cured or compliance is waived in writing by the Preferred Stock Representative within 30 days after the date on which the failure to comply first occurs; provided further, that in the case of the covenants contained in Sections 6.28 and 6.29of the Purchase Agreement, failure to comply shall not be considered an Event of Default if (i) compliance is waived in writing by the Preferred Stock Representative within 30 days or (ii) the ratio corresponding to each covenant is less than 4.5, 4.25 and 4.5, respectively, to 1 at the quarter end on which the failure to comply first occurs and such covenant is fully complied with at the next quarter end; provided further, that in the case of the covenant contained in Sections 6.30 of the Purchase Agreement, failure to comply shall not be considered an Event of Default if (i) compliance is waived in writing by the Preferred Stock Representative within 30 days or (ii) the ratio contained in such covenant is 2 to 1 for the two quarter period comprised of the quarter in which the failure to comply first occurs and the following quarter; provided further, that in the case of the covenants contained in Sections 6.31- 6.35 of the Purchase Agreement, failure to comply shall not be considered an Event of Default if (i) compliance is waived in writing by the Preferred Stock Representative within 30 days or (ii) the percentage corresponding to each covenant is less than 85% at the quarter end on which the failure to comply first occurs and such covenant is fully complied with at the next quarter end.

                 (ii) If Greenbriar fails to pay the holders of the Series F Senior Preferred Stock all accrued dividends in full for two quarters, whether or not such payment is legally permissible;

                 (iii) Greenbriar shall purport to take any action specified in Section 5.2 of this Certificate of Designation without the requisite vote of the holders of the Series F Senior Preferred Stock;

                 (iv) James R. Gilley and the Gilley Affiliates shall cease to own at least 1,500,000 shares of Greenbriar Common Stock, subject to appropriate adjustments in connection with a stock split or other similar events;

                 (v)      There shall occur a Change of Control of Greenbriar;

                 (vi) Greenbriar shall fail to comply with any of the covenants contained in Section 7 of this Certificate of Designation; provided that failure to comply shall not be considered an Event of Default if such failure is cured or compliance is waived in writing by the Preferred Stock Representative within 10 days after the date on which the failure to comply first occurs;

                 (vii) The commencement of an involuntary case or other proceeding against Greenbriar or any Subsidiary, which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or the entry of an order for relief against Greenbriar or any Subsidiary in any such case under the United States Bankruptcy Code which is not dismissed within 60 days; or

                 (viii) The commencement by Greenbriar or any Subsidiary of or the approval by a majority of the Board of Directors of Greenbriar or any Subsidiary of the commencement of a voluntary case or other proceeding, seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by Greenbriar or any Subsidiary of a general assignment for the benefit of creditors, or failure by Greenbriar or any Subsidiary generally to or written admission of its inability to pay its debts generally as they become due, or the taking of any corporate action to authorize or effect any of the foregoing.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Fair Market Price" per share of common stock, for purposes of any provision herein at the date specified in such provision, means the greater of
(i) the 5-Day Average Price of such common stock or (ii) the 20-Day Average Price of such common stock; provided, that the Fair Market Price of common stock issued in connection with an acquisition by Greenbriar shall mean the 20-Day Average Price of such common stock. Notwithstanding any of the foregoing, if the common stock that is being valued has not been listed on the American Stock Exchange, New York Stock Exchange or Nasdaq National Market for such 5 and 20 business day periods, then the Fair Market Price per share of such common stock shall be deemed to be the greater of (i) the net book value per share of common stock, determined in accordance with GAAP, or (ii) the fair value per share of common stock determined pursuant to the Valuation Procedure.

         "GAAP" means those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods to present fairly in all material respects the financial position, results of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) in order to continue as a generally accepted accounting principle or practice may be so changed.

         "Gilley Affiliates" means James R. Gilley, Sylvia Gilley, JRG Investment Company, Inc., April Trust, September Trust, October Trust, November Trust, December Trust, Nita Dry, Todd Dry, Donna Gilley, Elizabeth Gilley, W. Michael Gilley, Caroline Gilley, or any other trusts controlled by James R. Gilley.

         "Greenbriar" means Greenbriar Corporation, a Nevada corporation.

         "Greenbriar Common Stock" means Greenbriar's common stock, $0.01 par value per share.

         "Greenbriar Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for Additional Shares of Greenbriar Nonpreferred Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

         "Greenbriar Nonpreferred Stock" means Greenbriar Common Stock and shall also include stock of Greenbriar of any other class which is not preferred as to dividends or assets to be received upon liquidation or dissolution over any other class of stock of Greenbriar and which is not subject to redemption.

         "IRR" means compounded annual rate of return.

         "Junior Stock" has the meaning set forth in Section 2.

         "Liquidation Amount" means $10.00, plus a sum equal to all accumulated but unpaid dividends (including dividends, if any, payable pursuant to Section 8.2) and interest thereon, if any, through the date of payment thereof, per share of Series F Senior Preferred Stock.

         "Liquidation Value" means the Liquidation Amount with respect to all issued and outstanding Series F Senior Preferred Stock plus any unreimbursed costs and expenses payable to the holders of the Series F Senior Preferred Stock pursuant to the Purchase Agreement.

         "Lone Star" means Lone Star Opportunity Fund, L.P., a Delaware limited partnership.

         "Mandatory Conversion Date" means the earlier of (i) the third anniversary of the date of issuance of the Series F Senior Preferred Stock or
(ii) the date of a Sale of Greenbriar.

         "Permitted Combination" means (i) a Sale of Greenbriar, (ii) an acquisition by Greenbriar in the ordinary course of its business as described in the 1996 Form 10-K, or (iii) where there is a Special Asset Sale Trigger.

         "Permitted Holders" means James R. Gilley and his Affiliates.

         "Permitted Investments" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by an agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 180 days after the date of acquisition thereof and, at the time of acquisition, having a rating of "a" or higher from Standard & Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's") and not listed in Credit Watch published by S&P; (c) commercial paper maturing no more than 90 days after the date of creation thereof and, at the time of acquisition, having a rating of at least a-1 from S&P and P-1 from Moody's; (d) domestic and Eurodollar certificates of deposit or time deposits or bankers acceptances maturing within 90 days after the date of acquisition thereof issued by Escrow Agent or any commercial bank organized under the laws of the United States of America or any state thereof having a rating of "a" or higher from S&P and Moody's; and (e) money market funds having an average portfolio maturity, at the time of acquisition thereof, of not more than 90 days, which money market funds are required to invest at least 95% of their assets in instruments described in this definition.

         "Potential Default" means any event's occurrence or any circumstance's existence that would, upon any required notice, time lapse, or both, become an Event of Default.

         "Preferred Stock Representative" means a Person designated in writing by a majority of the holders of the Series F Senior Preferred Stock to represent such holders with respect to certain matters pursuant to this Agreement and the Purchase Agreement.

         "Purchase Agreement" means that certain Stock Purchase Agreement between Greenbriar and Lone Star Opportunity Fund, L.P., whereby the Series F Senior Preferred Stock is being issued, as amended from time to time in accordance with the terms thereof. A copy of the Purchase Agreement, as so amended, is maintained at the principal executive offices of Greenbriar and will be furnished, upon written request, to any holders of the Series F Senior Preferred Stock without charge.

         "Repurchase Notice" has the meaning set forth in Section 8.4.

         "Repurchase Promissory Note" has the meaning set forth in Section 8.6.

         "Repurchase Shares" has the meaning set forth in Section 8.5.

         "Sale of Greenbriar" means (i) a merger or consolidation in which all shares of Greenbriar Common Stock are exchanged for cash, securities of another entity, or a combination of cash and securities of another entity or (ii) a cash tender offer to purchase all of the outstanding shares of Greenbriar is made to the shareholders of Greenbriar and accepted by a majority of such shareholders.

         "Series B Junior Preferred Stock" means Greenbriar's Series B Preferred Stock, $0.10 par value per share.

         "Series D Junior Preferred Stock" means Greenbriar's Series D Preferred Stock, $0.10 par value per share.

         "Series F Senior Preferred Stock" has the meaning set forth in the preamble.

         "Series G Senior Non-Voting Preferred Stock" means Greenbriar's Series G Senior Non-Voting Convertible Preferred Stock.

         "Series G Certificate of Designation" means Greenbriar's Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of Series G Senior Non-Voting Convertible Preferred Stock as filed with the Secretary of State of Nevada.

         "Special Asset Sale Trigger" means any sale, lease, sale/leaseback, assignment, transfer or other disposition of assets, which when aggregated with all sales, leases, sale/leasebacks, assignments, transfers or other dispositions of assets in one or more independent or related transactions from the later of the date hereof or the date of the last Special Asset Sale Trigger, (i) have a total aggregate consideration received for such dispositions in excess of $25 million of cash, indebtedness assumed and the present fair value of any other consideration, including, but not limited to the present fair value of any earnouts or (ii) dispose of a total aggregate number of operated properties of five. The dispositions described above specifically include, but are not limited to, sales of operating leases and management contracts and sales as a part of the Syndication Program.

         "Spin-off" means the pro rata distribution by Greenbriar of the outstanding shares of common stock of a Subsidiary to the holders of Greenbriar Common Stock to effect the spin-off of such Subsidiary.

         "Stock Option Plans" means Greenbriar's 1997 Stock Option Plan and Greenbriar's 1992 Stock Option Plan, as amended, which shall be consistent with the copies of such plans delivered to purchasers of the Series F Senior Preferred Stock prior to the Closing Date, as the same may be amended from time to time with the prior approval of the Preferred Stock Representative.

         "Subsidiaries" means all the corporations, partnerships, joint ventures, business trusts or other legal entities in which Greenbriar, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting shares or other equity interests. Each of the Subsidiaries is sometimes referred to herein individually as a "Subsidiary."

         "Syndication Program" means a program of selling real estate to public or private syndications consisting of partnerships, limited liability companies, or limited liability partnerships where ownership of such entities is offered to passive investors for cash and/or notes.

         "Tribunal" means any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, (b) private arbitration board or panel or (c) central bank.

         "Valuation Procedure" has the meaning set forth in Section 6.4(b).

         "Voting Stock" means the total voting power of all classes of capital stock then outstanding of a company and normally entitled to vote in elections of directors of such company.

         2.    Ranking of the Series F Senior Preferred Stock.

         So long as any shares of Series F Senior Preferred Stock shall be outstanding, the Series F Senior Preferred Stock shall rank senior with respect to the rights to receive dividends and to receive assets upon liquidation, dissolution or winding up of Greenbriar to the Greenbriar Common Stock and to all other series of preferred stock or classes or series of capital stock hereafter or heretofore established by the Board of Directors of Greenbriar (collectively, the "Junior Stock"), which includes, but is not limited to, the Series B Junior Preferred Stock and the Series D Junior Preferred Stock. The Series F Senior Preferred Stock shall rank pari passu with respect to the rights to receive dividends and to receive assets upon liquidation, dissolution or winding up of Greenbriar to Greenbriar's Series G Senior Non-Voting Preferred Stock.

         3.               Dividends; Restricted Payments.

         3.1              Dividend Payment Dates.   The holders of
Series F Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of Greenbriar out of funds legally available for that purpose, a quarterly dividend of $0.15 per share payable in cash on the last Business Day of March, June, September and December of each year commencing on March 31, 1998, which payment shall include pro rated daily dividends from the date of original issue of the Series F Senior Preferred Stock. Dividends on the Series F Senior Preferred Stock shall be cumulative from the date of original issue of the Series F Senior Preferred Stock, whether or not at the time such dividend shall accrue or become due there shall be funds legally available for the payment of dividends. All accrued and unpaid dividends, whether or not earned or declared, shall bear interest from the respective payment date until paid at an annual rate of 12% per annum.


         3.2 Record Date. The Board of Directors shall fix a record date for the determination of holders of the Series F Senior Preferred Stock entitled to receive payment of a dividend declared thereon (including dividends, if any, payable pursuant to Section 8.2), which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.


         3.3 Restricted Payments. Unless full cumulative dividends on the Series F Senior Preferred Stock have been paid (including dividends, if any, payable pursuant to Section 8.2), no dividends or other distributions shall be declared or paid or set apart for payment upon any Junior Stock nor shall any Junior Stock be redeemed, purchased or otherwise acquired by Greenbriar (other than upon conversion under the terms of said Junior Stock for consideration consisting solely of shares of Greenbriar Common Stock) for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by Greenbriar.


         4.               Liquidation Rights.

         Upon any liquidation, dissolution or winding up of the affairs of Greenbriar, no distribution shall be made or declared or set apart for payment to the holders of any Junior Stock unless, prior to the first such distribution, the holders of the Series F Senior Preferred Stock shall have received the Liquidation Value. If the assets distributable in any such event to the holders of the Series F Senior Preferred Stock are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the Series F Senior Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive.

         5.               Voting Rights of Series F Senior Preferred Stock.

         5.1 Special Rights in Electing Directors. The holders of the Series F Senior Preferred Stock shall at all times have the right following the Closing, as a class, to elect at least one member of the Board of Directors of Greenbriar who is subject to removal, and whose vacancy shall be filled, only by the holders of the Series F Senior Preferred Stock; provided, that in the event that the holders of the Series F Senior Preferred Stock do not exercise their right to elect a board member, they may appoint an observer who may attend all meetings (including committee meetings) of the Board of Directors of Greenbriar and who shall be entitled to the same expense reimbursement as Directors of Greenbriar. Any person elected or nominated for this position shall provide to Greenbriar information required to be disclosed in filings with the Commission.

         5.2 Class Voting Rights. So long as any shares of Series F Senior Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation of Greenbriar, the approval of the holders of Series F Senior Preferred Stock, acting as a single class, shall be necessary for effecting or validating:

                 (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or the Bylaws of Greenbriar; including, but not limited to, any amendment, alteration, repeal or filing of any Certificate of Designation of Greenbriar or any resolution of the Board of Directors of Greenbriar filed with the Office of the Secretary of State of Nevada;

                 (ii) The authorization, creation or issuance of, or the increase in the authorized amount of, any shares of capital stock of any class or series or any security convertible into shares of any class or series of any security ranking prior to or on a parity with the shares of Series F Senior Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of Greenbriar;

                 (iii) The merger or consolidation of Greenbriar with or into any other corporation or other entity, other than a Permitted Combination;

                 (iv) Any reorganization, restructuring, recapitalization or other similar transaction of Greenbriar; other than a Permitted Combination; or

                 (v)      Any Spin-off.

         With respect to any matter that requires the approval of holders of Series F Senior Preferred Stock acting separately as a class or any action that may be taken by the holders of Series F Senior Preferred Stock, such approval shall be deemed to be given or such action taken by the affirmative vote of the holders of a majority of the outstanding shares of Series F Senior Preferred Stock, given in person or by proxy, by written consent or at the annual meeting of Greenbriar's shareholders, or a special meeting in lieu thereof, or at a special meeting of the holders of shares of Series F Senior Preferred Stock called for the purpose of voting on such matter or action. Upon receipt of the written request of the holders of 20% or more of the outstanding shares of Series F Senior Preferred Stock, the Secretary of Greenbriar shall call and give notice of a special meeting of the holders of the Series F Senior Preferred Stock for the purpose specified in such request, which meeting shall be held within 30 days after delivery of such request to Greenbriar at such place in the continental United States as specified in such written request; provided that the Secretary shall not be required to call such a special meeting in the case of any such request received less than 30 days before the date fixed for an annual meeting of Greenbriar's shareholders.

         6.               Conversion.

         The Series F Senior Preferred Stock shall be convertible as follows:

         6.1 Right of Holder to Conversion. Each share of the Series F Senior Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the earlier of (i) the second anniversary of the date of original issuance of Series F Senior Preferred Stock, (ii) an Event of Default under any of clauses (ii) through (viii) of the definition of "Event of Default" or an Event of Default resulting from the failure of Greenbriar to comply with Sections 6.1, 6.3, 6.10, 6.19, 6.20, 6.22, 6.27-6.35 or 6.37 of the
Purchase Agreement, in whole or in part, (iii) a Special Asset Sale Trigger or
(iv) a Change in Management, at the office of Greenbriar or any transfer agent for the Series F Senior Preferred Stock, into a number of shares of Greenbriar Common Stock determined by dividing the Liquidation Value of the shares so converted by the Conversion Price, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the Fair Market Price.


         6.2 Mechanics of Conversion by Holder. In order for any holder of the Series F Senior Preferred Stock to convert the same into Greenbriar Common Stock, the holder shall surrender to Greenbriar at the office of Greenbriar or of any transfer agent for the Series F Senior Preferred Stock, the certificate or certificates representing such Series F Senior Preferred Stock, accompanied by written notice to Greenbriar that the holder elects to convert all or a specified number of such shares and stating therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for Greenbriar Common Stock to be issued or transferred. Greenbriar shall, as soon as practicable thereafter, deliver at such office to such holder of the Series F Senior Preferred Stock, or to the holder's nominee or nominees, a certificate or certificates representing the number of shares of Greenbriar Common Stock to which the holder shall be entitled as aforesaid and, if less than the full number of shares of the Series F Senior Preferred Stock evidenced by such surrendered certificate or certificates being converted, a new certificate or certificates, of like tenor, for the number of shares of the Series F Senior Preferred Stock evidenced by such surrendered certificate less the number of such shares being converted. Any conversion made at the election of a holder of the Series F Senior Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series F Senior Preferred Stock to be converted, and the person or persons entitled to receive the Greenbriar Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Greenbriar Common Stock on such date.


         6.3              Mandatory Conversion.   On the Mandatory Conversion
Date, each share of the Series F Senior Preferred Stock must be converted into shares of Greenbriar Common Stock based upon the conversion provisions herein and subject to any adjustments as provided in this Agreement.


         6.4 Adjustments to Conversion Price for Diluting Issues or Other Transactions:


                 (a) Stock Dividends, Subdivisions and Combinations. In case at any time or from time to time Greenbriar shall:

                          (1) take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Greenbriar Nonpreferred Stock;

                          (2) subdivide its outstanding shares of Greenbriar Nonpreferred Stock into a larger number of shares of Greenbriar Nonpreferred Stock; or

                          (3) combine its outstanding shares of Greenbriar Nonpreferred Stock into a smaller number of shares of Greenbriar Nonpreferred Stock;

then the Conversion Price in effect immediately after the happening of any such event shall be proportionately decreased, in case of the happening of events described in subparagraphs (1) or (2) above, or proportionately increased, in case of the happening of events described in subparagraph (3) above.

                 (b) Certain Other Dividends and Distributions. In case at any time or from time to time Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive any dividend or other distribution of:

                          (1) cash, to the extent, but only to the extent, that such distribution together with all such dividends paid or declared after the date hereof, does not exceed the consolidated net income, net of consolidated net losses, of Greenbriar and its consolidated subsidiaries earned subsequent to the date hereof determined in accordance with GAAP;

                          (2) any evidence of its indebtedness (other than Greenbriar Convertible Securities), any shares of its stock (other than Additional Shares of Greenbriar Nonpreferred Stock) or any other securities or property of any nature whatsoever (other than cash and other than Greenbriar Convertible Securities or Additional Shares of Greenbriar Nonpreferred Stock); or

                          (3) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness (other than Greenbriar Convertible Securities), any shares of its stock (other than Additional Shares of Greenbriar Nonpreferred Stock) or any other securities or property of any nature whatsoever (other than cash and other than Greenbriar Convertible Securities or Additional Shares of Greenbriar Nonpreferred Stock);

         then the Conversion Price in effect shall be adjusted to that number determined by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which shall be the Fair Market Price per share of Greenbriar Common Stock immediately prior to the date of taking such record minus the portion applicable to one share of Greenbriar Common Stock of any such cash so distributable and of the fair value of any and all such evidences of indebtedness, shares of stock, other securities or property, or warrants or other subscription or purchase rights so distributable and (y) the denominator of which shall be the Fair Market Price per share of Greenbriar Common Stock immediately prior to the date of taking such record. The fair value of any and all such evidences of indebtedness, shares of stock, other securities or property, or warrants or other subscription or purchase rights, shall be determined pursuant to the Valuation Procedure. The "Valuation Procedure" is a determination of fair value of any property made in good faith by the Board of Directors of Greenbriar; provided that, if the Preferred Stock Representative objects to such determination within 10 days of receipt of written notification thereof, then the fair value of such property shall be determined in good faith by a recognized national investment bank selected by unanimous vote or consent of the Board of Directors of Greenbriar, which investment bank is not reasonably objected to by the Preferred Stock Representative. The fees and expenses of such investment bank shall be paid by one-half by Greenbriar and one-half by the holders of the Series F Senior Preferred Stock. A reclassification of the Greenbriar Nonpreferred Stock into shares of Greenbriar Nonpreferred Stock and shares of any other class of stock shall be deemed a distribution by Greenbriar to the holders of its Greenbriar Nonpreferred Stock of such shares of such other class of stock within the meaning of this Section 6.4(b) and, if the outstanding shares of Greenbriar Nonpreferred Stock shall be changed into a larger or smaller number of shares of Greenbriar Nonpreferred Stock as a part of such reclassification, shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Greenbriar Nonpreferred Stock within the meaning of Section 6.4(a).

                 (c) Issuance of Additional Shares of Greenbriar Nonpreferred Stock. In case at any time or from time to time after the Closing Date, Greenbriar shall (except as hereinafter provided) issue, whether in connection with the merger of a corporation into Greenbriar or otherwise, any Additional Shares of Greenbriar Nonpreferred Stock for a consideration per share less than either the Conversion Price or the Fair Market Price per share of Greenbriar Common Stock on the Computation Date, then the Conversion Price shall be adjusted to the lower of either:

                          (1) that number determined by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Greenbriar Nonpreferred Stock, plus the number of shares of Greenbriar Nonpreferred Stock which the aggregate consideration for the total number of such Additional Shares of Greenbriar Nonpreferred Stock so issued would purchase at the greater of the Conversion Price or the Fair Market Price per share of Greenbriar Common Stock and (y) the denominator of which shall be the number of shares of Greenbriar Nonpreferred Stock plus the number of such Additional Shares of Greenbriar Nonpreferred Stock so issued; or

                           (2) the value of the consideration per share for which such Additional Shares of Greenbriar Nonpreferred Stock were issued (or, in the case of adjustments under Sections 6.4(d) or 6.4(e), are issuable).

         No adjustment of the Conversion Price shall be made under this Section 6.4(c) upon the issuance of any Additional Shares of Greenbriar Nonpreferred Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Greenbriar Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such

         Greenbriar Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Section 6.4(d) or 6.4(e).

                        (d) Issuance of Warrants, Options or Other Rights. In case at any time or from time to time after the Closing Date, Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any warrants, options or other rights to subscribe for or purchase any Additional Shares of Greenbriar Nonpreferred Stock or any Greenbriar Convertible Securities and the consideration per share for which Additional Shares of Greenbriar Nonpreferred Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Greenbriar Convertible Securities shall be less than either the Conversion Price or the Fair Market Price per share of Greenbriar Common Stock on the Computation Date, then the Conversion Price shall be adjusted as provided in Section 6.4(c). Such adjustment shall be made on the basis that (i) the maximum number of Additional Shares of Greenbriar Nonpreferred Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Greenbriar Convertible Securities shall be deemed to have been issued as of the Computation Date, and (ii) the aggregate consideration for such maximum number of Additional Shares of Greenbriar Nonpreferred Stock shall be deemed to be the minimum consideration received and receivable by Greenbriar for the issuance of such Additional Shares of Greenbriar Nonpreferred Stock pursuant to such warrants, options or other rights or pursuant to the terms of such Greenbriar Convertible Securities.

                 (e) Issuance of Greenbriar Convertible Securities. In case at any time or from time to time after the Closing Date, Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive a distribution of, or shall otherwise issue, any Greenbriar Convertible Securities and the consideration per share for which Additional Shares of Greenbriar Nonpreferred Stock may at any time thereafter be issuable pursuant to the terms of such Greenbriar Convertible Securities shall be less than either the Conversion Price or the Fair Market Price per share of Greenbriar Common Stock on the Computation Date, then the Conversion Price shall be adjusted as provided in Section 6.4(c). Such adjustments shall be made on the basis that (i) the maximum number of Additional Shares of Greenbriar Nonpreferred Stock necessary to effect the conversion or exchange of all such Greenbriar Convertible Securities shall be deemed to have been issued as of the Computation Date, and
         (ii) the aggregate consideration for such maximum number of Additional Shares of Greenbriar Nonpreferred Stock shall be deemed to be the minimum consideration received and receivable by Greenbriar for the issuance of such Additional Shares of Greenbriar Nonpreferred Stock pursuant to the terms of such Greenbriar Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 6.4(e) upon the issuance of any Greenbriar Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 6.4(d).

                        (f) Superseding Adjustment of Conversion Price. If, at any time after any adjustment of the Conversion Price shall have been made pursuant to the foregoing Section 6.4(d) or 6.4(e) on the basis of the issuance of warrants or other rights or the issuance of other Greenbriar Convertible Securities, or after any new adjustment of the Conversion Price shall have been made pursuant to this Section 6.4(f):

                                (1) all of such warrants, options or rights or the right of conversion or exchange in such other Greenbriar Convertible Securities shall expire, and none of such warrants, options or rights, or the right of conversion or exchange in respect of such other Greenbriar Convertible Securities, as the case may be, shall have been exercised; or

                                (2) the consideration per share, for which Additional Shares of Greenbriar Nonpreferred Stock are issuable pursuant to all of such warrants, options or rights or the terms of all of such other Greenbriar Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the arrival of a specified date or the happening of a specified event, and none of such warrants, options or rights, or the right of conversion or exchange in respect of such other Greenbriar Convertible Securities, as the case may be, shall have been exercised;

         such previous adjustment shall be rescinded and annulled and the Additional Shares of Greenbriar Nonpreferred Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such warrants, rights or options or other Greenbriar Convertible Securities on the basis of treating any such warrants, options or rights or any such other Greenbriar Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for such Additional Shares of Greenbriar Nonpreferred Stock are issuable under such warrants or rights or other Greenbriar Convertible Securities; and, if and to the extent called for by the foregoing provisions of this Section 6.4 on the basis aforesaid, a new adjustment of the Conversion Price shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

                        (g) Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the making of adjustments of the Conversion Price hereinbefore provided for in this Section 6.4:

                                (1)      Treasury Stock.  The sale or other
                 disposition of any issued shares of Greenbriar Nonpreferred Stock owned or held by or for the account of Greenbriar shall be deemed an issuance thereof for purposes of this Section 6.4.

                                (2) Computation of Consideration. To the extent that any Additional Shares of Greenbriar Nonpreferred Stock or any Greenbriar Convertible Securities or any warrants, options or other rights to subscribe for or purchase any Additional Shares of Greenbriar Nonpreferred Stock or any Greenbriar Convertible Securities shall be issued solely for cash consideration, the consideration received by Greenbriar therefor shall be deemed to be the amount of cash received by Greenbriar therefor, or, if such Additional Shares of Greenbriar Nonpreferred Stock or Greenbriar Convertible Securities are offered by Greenbriar for subscription, the subscription price, or, if such Additional Shares of Greenbriar Nonpreferred Stock or Greenbriar Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by Greenbriar for and in the underwriting of, or otherwise in connection with, the issue thereof. The consideration for any Additional Shares of Greenbriar Nonpreferred Stock issuable pursuant to any warrants, options or other rights to subscribe for or purchase the same shall be the consideration received or receivable by Greenbriar for issuing such warrant, options or other rights, plus the additional consideration payable to Greenbriar upon the exercise of such warrants, options or other rights. The consideration for any Additional Shares of Greenbriar Nonpreferred Stock issuable pursuant to the terms of any Greenbriar Convertible Securities shall be the consideration received or receivable by Greenbriar for issuing any warrants or other rights to subscribe for or purchase such Greenbriar Convertible Securities, plus the consideration paid or payable to Greenbriar in respect of the subscription for or purchase of such Greenbriar Convertible Securities, plus the additional consideration, if any, payable to Greenbriar upon the exercise of the right of conversion or exchange in such Greenbriar Convertible Securities. To the extent that any issuance shall be for a consideration other than solely for cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined pursuant to the Valuation Procedure.

                                (3)      When Adjustments to be made.  The
                 adjustments required by the preceding subsections of this
                 Section 6.4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Conversion Price that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of the Greenbriar Nonpreferred Stock as provided for in Section 6.4(a)) unless and until such adjustment, either by itself or with other adjustments not previously made, adds or subtracts at least $0.05 to the Conversion Price, as determined in good faith by the Board of Directors of Greenbriar. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6.4 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                        (4) Fractional Interests. In computing adjustments under this Section 6.4, fractional interests in Greenbriar Nonpreferred Stock shall be taken into account to the nearest one-thousandth of a share.

                        (5) When Adjustment Not Required. If Greenbriar shall take a record of the holders of its Greenbriar Nonpreferred Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution thereof to shareholders, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

                (h) Merger, Consolidation or Disposition of Assets. In case Greenbriar shall merge or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another corporation, except where there is a Special Asset Sale Trigger, and pursuant to the terms of such merger, consolidation or disposition, shares of common stock of the successor or acquiring corporation are to be received by or distributed to the holders of Greenbriar Nonpreferred Stock, then each holder of a share of the Series F Senior Preferred Stock shall have the right thereafter to receive, upon exercise of such share of the Series F Senior Preferred Stock, shares of common stock each comprising the number of shares of common stock of the successor or acquiring corporation receivable upon or as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Greenbriar Common Stock into which one share of the Series F Senior Preferred Stock could be converted immediately prior to such event. If, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) are to be received by or distributed to the holders of Greenbriar Nonpreferred Stock in addition to common stock of the successor or acquiring corporation, then the Conversion Price in effect shall be adjusted to that number determined by multiplying the Conversion Price then in effect by a fraction (x) the numerator of which shall be the Fair Market Price per share of Greenbriar Common Stock immediately prior to the closing of such merger, consolidation or disposition minus the portion applicable to one share of Greenbriar Common Stock of any such cash so distributable and of the fair value of any such shares of stock or other securities or property so received or distributed and (y) the denominator of which shall be the Fair Market Price per share of Greenbriar Common Stock immediately prior to the closing of such merger, consolidation or disposition. The fair value of any such shares of stock or other securities or property shall be determined pursuant to the Valuation Procedure. In case of any such merger, consolidation or disposition of assets, the successor acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition hereof to be performed and observed by Greenbriar and all of the obligations and liabilities hereunder, subject to such modification as shall be necessary to provide for adjustments to the Conversion Price which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 6.4. For the purposes of this
    Section 6.4(h), "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class, which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption, and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event, and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 6.4(h) shall similarly apply to successive mergers, consolidations or dispositions of assets.

                 (i) Purchases or Redemptions. In case at any time or from time to time after the Closing Date, Greenbriar shall (except as hereinafter provided) purchase or redeem any Greenbriar Common Stock, warrants, options or other rights to subscribe for, purchase, convert into or exchange for Greenbriar Common Stock for a consideration per share greater than the Fair Market Price per share of Greenbriar Common Stock on the Computation Date, then the Conversion Price shall be adjusted to the lower of either:

                          (1) that number determined by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Greenbriar Common Stock plus the number of such shares or share equivalents of Greenbriar Common Stock, warrants, options or other rights to subscribe for, purchase, convert into or exchange for Greenbriar Common Stock so purchased or redeemed and (y) the denominator of which shall be the number of shares of Greenbriar Common Stock, plus the number of shares or share equivalents of Greenbriar Common Stock which the aggregate consideration for the total number of such Greenbriar Common Stock, warrants, options or other rights to subscribe for, purchase, convert into or exchange for Greenbriar Common Stock so purchased or redeemed would purchase at the Fair Market Price per share of Greenbriar Common Stock; or

                          (2) the value of the consideration per share for which such Greenbriar Common Stock, warrants, options or other rights to subscribe for, purchase, convert into or exchange for Greenbriar Common Stock were purchased or redeemed.

    No adjustment of the Conversion Price shall be made under this Section 6.4(c) upon the issuance of any Additional Shares of Greenbriar Nonpreferred Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Greenbriar Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Greenbriar Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Section 6.4(d) or 6.4(e).

                  (j)      Other Action Affecting Greenbriar Nonpreferred Stock.
    In case   at any time or from time to time Greenbriar shall take any action affecting its Greenbriar Nonpreferred Stock, other than an action described in any of the foregoing Sections 6.4(a) through (i), inclusive, then, unless in the opinion of the Board of Directors such action will not have a materially adverse effect upon the rights of the holders of the Series F Senior Preferred Stock, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors may in good faith determine to be equitable in the circumstances.

         6.5 No Impairment. Other than in connection with the amendment of its Articles of Incorporation approved by the requisite number of stockholders, Greenbriar will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by Greenbriar but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Senior Preferred Stock against impairment. Without limiting the generality of the foregoing, Greenbriar (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Series F Senior Preferred Stock to exceed the Conversion Price then in effect, (ii) will take all such action as may be necessary or appropriate in order that Greenbriar may validly and legally deliver fully paid nonassessable shares of stock on the conversion of the Series F Senior Preferred Stock, and (iii) will not issue any Additional Shares of Greenbriar Nonpreferred Stock or Greenbriar Convertible Securities or take any action which results in any adjustment of the Conversion Price if the total number of shares of Greenbriar Common Stock required to be delivered after such issuance or action upon the conversion of all the then outstanding shares of Series F Senior Preferred Stock will exceed the number of shares of Greenbriar Common Stock and available for the purpose of delivery upon such conversion.


         6.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section 6, Greenbriar at Greenbriar's expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Preferred Stock Representative a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by Greenbriar for any Additional Shares of Greenbriar Nonpreferred Stock issued or sold or deemed to have been issued, (ii) the number of shares of Greenbriar Nonpreferred Stock outstanding or deemed to be outstanding, and (iii) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how it was calculated. Greenbriar shall, upon the written request at any reasonable time of the Preferred Stock Representative, furnish or cause to be furnished to such holder a like certificate setting forth (i) the Conversion Price at the time in effect, showing how it was calculated, and (ii) the number of shares of Greenbriar Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series F Senior Preferred Stock.

     6.7 Notices of Record Date. In the event of any taking by Greenbriar of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, Greenbriar shall mail to each holder of the Series F Senior Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         7.              Covenants of Greenbriar.

         Without the prior written consent of the Preferred Stock
Representative, Greenbriar shall comply with each of the following covenants.

         7.1 Board of Directors. So long as any shares of the Series F Senior Preferred Stock shall remain outstanding, Greenbriar shall not increase the number of directors above nine except in connection with the right of the holders of the Series F Senior Preferred Stock to appoint directors.

         7.2 Greenbriar Common Stock. Greenbriar shall at all times reserve and keep available enough shares of Greenbriar Common Stock to effect the conversion of the Series F Senior Preferred Stock, subject to (i) appropriate adjustments in connection with a stock split or other similar events and (ii) a reduction by the number of shares of Greenbriar Common Stock that have previously been delivered upon conversion of Series F Senior
Preferred Stock; all of such shares of Greenbriar Common Stock which are issuable to the holders of the Series F Senior Preferred Stock by way of conversion, will be when issued, duly authorized and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges.

         7.3             Cash Reserves after a Special Asset Sale Trigger.
Commencing on the date nine months after the date of a Special Asset Sale Trigger, Greenbriar shall, at all times, maintain cash or Permitted Investments in excess of the sum of (i) the current Liquidation Value of the Series F Senior Preferred Stock and (ii) the current Liquidation Value (as defined in the Series G Certificate of Designation) of the Series G Senior Non-Voting Preferred Stock.

         8.               Events of Default.

         8.1 Notice of Event of Default. Upon an Event of Default or Potential Default, Greenbriar shall provide written notice of such Event of Default or Potential Default, including the date on which such event first occurred, to the Preferred Stock Representative within 10 days after the occurrence of such event. Any Event of Default or Potential Default may be waived in writing by the Preferred Stock Representative at any time, in which case Sections 8.2 through 8.4 shall not apply with respect to such Event of Default or Potential Default; provided, however, that no such waiver of an Event of Default or Potential Default shall be deemed to be a waiver of any other Event of Default or Potential Default.


         8.2 Dividends During Event of Default. Upon the occurrence and during the continuance of an Event of Default resulting from (i) the failure of Greenbriar to comply with any of the covenants contained in Sections 6.1, 6.3, 6.8, 6.10, 6.19, 6.20, 6.22, 6.24 and 6.27-6.37 of the
Purchase Agreement or (ii) any of the events specified in clauses (ii) through
(viii) of the definition of "Event of Default," the holders of outstanding shares of Series F Senior Preferred Stock shall be entitled to receive, in addition to all other dividends payable hereunder to holders of shares of Series F Senior Preferred Stock and when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends accruing from the date of the Event of Default (the "Default Date") in an amount per share per annum equal to $1.20 per share, payable quarterly on the last Business Day of March, June, September and December of each year. Dividends on the Series F Senior Preferred Stock shall accrue (whether or not declared) on a daily basis and shall be cumulative (whether or not in any Dividend Period there shall be funds of Greenbriar legally available for the payment of such dividends). The first dividend shall accrue from the Default Date through the last Business Day of the first calendar quarter to end after the Default Date, and subsequent dividends shall accrue on a daily basis during the dividend period for which they are payable.

         8.3 Election of Directors. Upon the occurrence and during the continuance of an Event of Default resulting from any of the events specified in clauses (ii) through (viii) of the definition of "Event of Default," the holders of shares of Series F Senior Preferred Stock shall have the right, acting separately as a class, to elect a number of persons to the Board of Directors of Greenbriar that will constitute 70% of the Board of Directors. Upon the taking of such action, the maximum authorized number of members of the Board of Directors shall automatically increase by the number of directors so elected, and the vacancies so created shall be filled by the persons elected pursuant to this Section 8.3. In the event that upon the election of directors under this Section 8.3, Greenbriar is required under Rule 14f-1 under the Exchange Act to file with the Commission and transmit to its stockholders certain information, Greenbriar shall take such action as promptly as practicable, and the term of office of the directors so elected shall begin upon the termination of the 10-day period prescribed by such Rule. A director elected by the holders of Series F Senior Preferred Stock pursuant to this
Section 8.3 shall serve until his successor is duly elected and qualified, until his removal or until his term terminates as provided below. Such a director may be removed without cause at any time by action, and only by such action, of the holders of shares of Series F Senior Preferred Stock. If the office of a director elected pursuant to this Section 8.3 becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, such vacancy may be filled by the action, and only by such action, of the holders of shares of Series F Senior Preferred Stock. At such time as the Event of Default giving rise to this right to elect directors has been cured, such right shall terminate, the terms of any directors elected pursuant to this Section 8.3 shall terminate and the maximum number of authorized members of the Board of Directors shall decrease automatically to the maximum number of authorized members of the Board of Directors in effect immediately before any action was taken pursuant hereto. At any time when the special voting rights of the holders of the Series F Senior Preferred Stock provided in this Section 8.3 shall have become operative and not have been exercised, a proper officer of Greenbriar shall, upon the written request of the holders of record of at least 20% of the shares of Series F Senior Preferred Stock then outstanding addressed to the Secretary of Greenbriar, call a special meeting of the holders of the Series F Senior Preferred Stock for the purpose of electing the allotted directors to be elected by the Series F Senior Preferred Stock. Such meeting shall be held within 30 days after delivery of such request to Greenbriar at such place in the continental United States as may be specified in such written request; provided that the Secretary shall not be required to call such a special meeting in the case of any such request received less than 30 days before the date fixed for an annual meeting of Greenbriar's stockholders.


         8.4 Put Option. Upon the occurrence of an Event of Default resulting from (i) the failure of Greenbriar to comply with any of the covenants contained in Sections 6.1, 6.3, 6.10, 6.19, 6.20, 6.22, 6.27-6.35 of
the Purchase Agreement or (ii) any of the events specified in clauses (iii) through (viii) of the definition of "Event of Default," each holder of shares of

Series F Senior Preferred Stock shall have the right, by written notice to Greenbriar (the "Repurchase Notice") within 90 days after the occurrence of the Event of Default, to require that Greenbriar repurchase, out of funds legally available therefor, any or all of such holder's shares of Series F Senior Preferred Stock for an amount in cash equal to 120% of the Liquidation Value of the shares of Series F Senior Preferred Stock to be repurchased as of the date of the holder's Repurchase Notice. Any Repurchase Notice shall be accompanied by duly endorsed certificates representing the shares of Series F Senior Preferred Stock to be repurchased. Upon receipt of a Repurchase Notice, Greenbriar shall make payment in cash of the appropriate amount to the holder requiring repurchase with five Business Days of the date such Repurchase Notice is received, unless prior to such payment, Greenbriar receives written notice from such holder that such holder is withdrawing its requirement of the repurchase of its shares of Series F Senior Preferred Stock.

         8.5 Special Asset Sale Trigger. Upon a Special Asset Sale Trigger, each holder of shares of Series F Senior Preferred Stock shall have the right, by written notice to Greenbriar (the "Asset Sale Repurchase Notice") within nine months after written notice to the Preferred Stock Representative of the occurrence of a Special Asset Sale Trigger, to require that Greenbriar repurchase, out of funds legally available therefor, a specified number of such holder's shares (the "Repurchase Shares") of Series F Senior Preferred Stock. The Repurchase Shares may be all or any portion of such holder's total shares of Series F Senior Preferred Stock. The Repurchase Shares shall be repurchased by Greenbriar for an amount in cash equal to the aggregate Liquidation Value of the Repurchase Shares plus the greater of: (i) 20% of the aggregate Liquidation Value of the Repurchase Shares or (ii) a 20% IRR on the aggregate Liquidation Value of the Repurchase Shares, in each case, as of the date of the holder's Asset Sale Repurchase Notice. Any Asset Sale Repurchase Notice shall be accompanied by duly endorsed certificates representing the Repurchase Shares. Upon receipt of a Asset Sale Repurchase Notice, Greenbriar shall make payment in cash of the appropriate amount to the holder requiring repurchase with five Business Days of the date such Asset Sale Repurchase Notice is received, unless prior to such payment, Greenbriar receives written notice from such holder that such holder is withdrawing its requirement of the repurchase of the Repurchase Shares.


         8.6              Change in Management.   If at any time after the date
hereof, (i) James R. Gilley is not serving as Chairman of the Board of Directors of Greenbriar for any reason and (ii) the Preferred Stock Representative has proposed one or more candidates for Mr. Gilley's replacement that is willing to serve regardless of whether or not any of such candidate(s) are acceptable to Greenbriar, unless within 15 days of the date Mr. Gilley ceases to serve as Chairman Mr. Gilley's replacement as Chairman is mutually agreed upon by Greenbriar and the Preferred Stock Representative, there shall have occurred a "Change in Management" which shall give to each holder of shares of Series F Senior Preferred Stock the right, by written notice to Greenbriar (the "Change in Management Repurchase Notice") within 90 days after the occurrence of the Change in Management, to require that Greenbriar repurchase, out of funds legally available therefor, a specified number of such holder's shares (the "Change in Management Repurchase Shares") of Series F Senior Preferred Stock. The Change in Management Repurchase Shares may be all or any portion of such holder's total shares of Series F Senior Preferred Stock. The Change in Management Repurchase Shares shall be repurchased by Greenbriar for an amount in cash equal to the aggregate Liquidation Value of the Change in Management Repurchase Shares plus the greater of: (i) 20% of the aggregate Liquidation Value of the Change in Management Repurchase Shares or
(ii) a 20%

IRR on the aggregate Liquidation Value of the Change in Management Repurchase Shares, in each case, as of the date of the holder's Change in Management Repurchase Notice. Any Change in Management Repurchase Notice shall be accompanied by duly endorsed certificates representing the Change in Management Repurchase Shares which shall be free and clear of all claims, liens and encumbrances. Upon receipt of a Change in Management Repurchase Notice, Greenbriar shall execute a full recourse promissory note for the appropriate amount to the holder requiring repurchase (the "Repurchase Promissory Note") within five Business Days of the date such Change in Management Repurchase Notice is received, unless prior to such payment, Greenbriar receives written notice from such holder that such holder is withdrawing its requirement of the repurchase of the Change in Management Repurchase Shares. The Repurchase Promissory Note shall be (a) in a form agreed to by Greenbriar and the initial purchaser of the Series F Senior Preferred Stock, (b) for a term of one (1) year from the date of the Change in Management Repurchase Notice, with 50% of the principal together with all accrued interest due six (6) months from the date of the Change in Management Repurchase Notice, (c) shall bear interest at the lower of eighteen percent (18%) or the highest rate allowed by law, and (d) shall be secured by the highest available lien on all of the property and assets of Greenbriar and the Subsidiaries reasonably sufficient to secure such holders right of repayment, including all ownership interests of all subsidiaries of Greenbriar, except where such lien (i) is in violation of its certificate of incorporation, articles of incorporation or bylaws of Greenbriar or any of the Subsidiaries; (ii) would create a default in the performance of any obligation, agreement or condition contained in any license, contract, indenture, mortgage, installment sale agreement, lease, deed of trust, voting trust agreement, stockholders' agreement, note, loan, credit agreement, purchase order, agreement or instrument evidencing an obligation for borrowed money or other agreement or instrument to which Greenbriar or any of the Subsidiaries is a party or by which Greenbriar or any of the Subsidiaries may be bound or to which the property or assets of Greenbriar or any of the Subsidiaries is subject or affected; or (iii) would create a violation in any respect of any Law applicable to Greenbriar or any of the Subsidiaries, that would have a Material Adverse Effect. Such liens shall be of the same priority as between all holders requiring repurchase. The Repurchase Promissory Note shall be due and payable immediately if Greenbriar fails to perfect liens on property and assets of Greenbriar and the Subsidiaries reasonably sufficient to secure such holders right of repayment within ten Business Days of the date such Change in Management Repurchase Notice is received, unless prior to such delivery, Greenbriar receives written notice from such holder that such holder is withdrawing its requirement of the repurchase of its shares of Series F Senior Preferred Stock.

         8.7 Remedies Cumulative. In addition to the remedies stated herein, each holder of Series F Senior Preferred Stock will also have any other rights that such holder may be entitled to under any agreement or pursuant to applicable law.


         9.               No Reissuance.

         No shares of Series F Senior Preferred Stock acquired by Greenbriar by reason of redemption, purchase, conversion or otherwise shall be reissued as Series F Senior Preferred Stock.